Exhibit 4.6

SIDE LETTER

This Side Letter (the "Side Letter") is entered into on September 5, 2012, by and among Adept Technology, Inc. (the "Company") and Hale Capital Partners, LP ("Hale"). Reference is made to that certain Securities Purchase Agreement, dated as of September 5, 2012 (the "Purchase Agreement"), by and among the Company and the investors listed on the Schedule of Buyers attached thereto. Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement.

1.    From the Closing Date and for so long as Hale holds Preferred Shares in an amount equal to not less than 5% of the outstanding shares of Common Stock (assuming conversion or exercise, as applicable, of any securities of the Company that by their terms are convertible or exercisable into shares of Common Stock that are held by Hale) (the “Designation Period”), Hale shall have the right to designate one (1) director nominee, who shall initially be the individual identified in paragraph 2, for election to be a member of the Board of Directors of the Company (the "Board") at each annual or special meeting of stockholders of the Company or action by written consent of stockholders at which directors will be elected (each director to the Board designated pursuant to this Side Letter, a "Preferred Holder Director"). Each Preferred Holder Director elected shall be a member of the Board until the next annual stockholders meeting or until such Preferred Holder Director resigns or is removed or such Preferred Holder Director's successor is designated, in each case in accordance with the provisions set forth in this Side Letter and the provisions of the Company’s Certificate of Incorporation and Bylaws that are not inconsistent with this Side Letter, unless such Preferred Holder Director is again designated and elected as a director to the Board pursuant to and in accordance with the terms of this Side Letter. Hale shall not be deemed to owe any fiduciary duties to the Company or any of its stockholders by reason of any terms of this Side Letter.

2.    As of the Closing Date, the Company shall cause the Board to appoint Martin Hale Jr. to be the initial Preferred Holder Director to serve on the Board until his term expires at the 2012 annual stockholders meeting.

3.    During the Designation Period, the Company shall include the designee of Hale as a Preferred Holder Director as the Company's nominee for election as a director at each annual or special meeting of stockholders of the Company or action by written consent of stockholders at which directors will be elected. The Company shall recommend that the Company's stockholders vote, and shall solicit proxies, in favor of the election of the designee by Hale for a Preferred Holder Director at such annual or special meeting or by such written consent, and the Company shall otherwise support such designee for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees. Hale shall not be subject to compliance with any advance notice requirements set forth in the Company's Bylaws in connection with the terms and provisions set forth in this Side Letter.

4.    Any vacancy created by the death, resignation, removal or disqualification of any Preferred Holder Director shall only be filled by a person designated by Hale in accordance with

Exhibit 4.6

this Side Letter unless Hale agrees otherwise. If a person designated by Hale to be a Preferred Holder Director is not a Preferred Holder Director because of such person's death, disability, disqualification, withdrawal as a Preferred Holder Director or is for any other reason unavailable or unable to serve on the Board, Hale shall be entitled to promptly designate another person to be a Preferred Holder Director in accordance with the applicable provisions of this Side Letter and the director position for which such person was nominated shall not be filled pending such designation. The Preferred Holder Director may resign from the Board at any time without notice. If the position of Preferred Holder Director is vacant and Hale designates a person for a Preferred Holder Director, the Board shall appoint such person to the Board as the Preferred Holder Director to serve on the Board until his or her term expires at the next annual stockholders meeting.

5.    Each Preferred Holder Director that satisfies applicable criteria and requirements (if any) under applicable law and listing standards of the Company’s Principal Market or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the shares of Common Stock are then traded in respect of a Board committee or sub-committee, shall have the right to serve on such committee and sub-committee of the Board.

6.    The Company hereby renounces, to the extent permitted by law, any interest, expectancy or right of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity. An "Excluded Opportunity" is any matter, transaction, interest or opportunity that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (a) any Preferred Holder Director who is not an employee of the Company or any of its Subsidiaries, or (b) Hale or any direct or indirect partner, member, director, stockholder, employee or agent of Hale, other than someone who is an employee of the Company or any of its Subsidiaries (collectively, "Covered Persons"), unless (i) such matter, transaction, interest or opportunity is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person's capacity as a Preferred Holder Director or (ii) where the Covered Person is not the Preferred Holder Director, such matter, transaction, interest or opportunity is presented to, or acquired, created or developed by, or otherwise comes into the possession of, the Preferred Holder Director expressly and solely in its capacity as a Preferred Holder Director and its existence is disclosed or conveyed to the Covered Person expressly and solely by the Preferred Holder Director.

7.    During such time and as long as Hale has designated a Preferred Holder Director to the Board and such Preferred Holder Director is a member of the Board, in each case, in accordance with and pursuant to the terms of this Side Letter, the Board shall approve the declaration and issuance of any securities, including without limitation any Preferred Shares, Conversion Shares and Dividend Shares, pursuant to and in accordance with Rule 16b-3 promulgated under the 1934 Act, as amended, (or a successor rule thereto) for the purpose of making such securities exempt from the provisions of Section 16(b) of the 1934 Act.

8.    From the Closing Date until Hale no longer holds Preferred Shares, Hale or any of its affiliates (as designated by Hale) shall be entitled to designate at any time and from time to

Exhibit 4.6

time one (1) non-voting observer (to be reasonably acceptable to the Company, an "Observer") to attend each and any meeting of the Board and any committee and subcommittee of the Board. The Company shall give to each Observer all notices, minutes, consents and other materials and information given to the directors of the Company in connection with any such meeting at the same time that such notices, minutes, consents or other materials or information are given to such directors. A majority of the Board or committee or subcommittee, as applicable, shall have the right to exclude the Observer from portions of meetings of the Board or committee or subcommittee or omit to provide the Observer with certain information if such members of the Board in its good faith discretion, including without limitation, based on the advice of Company counsel, that such exclusion or omission may be necessary in order to (a) preserve the Company’s attorney-client privilege, (b) fulfill the Company’s obligations with respect to confidential or proprietary information of third parties or (c) to avoid a potential breach of the fiduciary obligations of the Board to the Company and/or its stockholders.

9.    This Side Letter shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of all courts, federal and state, located in the City of New York for the adjudication of any dispute arising hereunder. This Side Letter may not be amended or waived except in writing, by a document executed by the Company and Hale.

10.    This Side Letter may be executed in two (2) or more counterparts, together constituting one (1) agreement, and may be executed by facsimile, having the same force as if originally executed.
[Signature Pages Follow]

IN WITNESS WHEREOF, each party to this Side Letter has caused their respective signature page to this Side Letter to be duly executed as of the date first written above.

COMPANY: ADEPT TECHNOLOGY, INC.
By: Name: John Dulchinos Title: President and Chief Executive Officer

IN WITNESS WHEREOF, each party to this Side Letter has caused their respective signature page to this Side Letter to be duly executed as of the date first written above.

HALE CAPITAL PARTNERS, LP By: By: Name: Title: